Exhibit 99.1

FOR IMMEDIATE RELEASE	GREENHUNTER ENERGY, INC.
GreenHunter Executes Investment Agreement to Acquire Equity Ownership Interest in China’s MingYang Wind Power Technology Co., Ltd.
Wind Hunter signs deal for up to 900 Mw of Chinese turbines to be delivered 2008 — 2012
GRAPEVINE, TEXAS, November 28, 2007 — GreenHunter Energy Inc. announced today that it has entered into two separate definitive agreements with MingYang Wind Power Technology Co., Ltd., based in Guang Dong Province, People’s Republic of China.
GreenHunter executed a Subscription and Equity Transfer Agreement whereby GreenHunter will acquire a 6.30% equity interest in MingYang for approximately $10 million USD. GreenHunter’s investment is conditioned upon approval from the appropriate governmental authorities to allow for a foreign investment in the PRC. GreenHunter will have certain anti-dilution protective provisions and preemptive rights in connection with its investment.
MingYang is involved in the manufacturing of industrial scale wind turbines in the PRC. MingYang anticipates that once it reaches full production capacity at its new manufacturing plants within the next couple of years, it will become one of the largest manufacturers of wind turbines in the PRC. MingYang has existing orders from companies for installation of wind turbines within the PRC that exceed 1,000 Mw.
In addition, Wind Hunter, LLC., a wholly-owned subsidiary of GreenHunter Energy, Inc., has executed a landmark master turbine supply agreement with MingYang. This agreement allows Wind Hunter to potentially purchase more than 900 Mw of new capacity for wind projects to be developed between 2008-2012 in North America.
Key components of this transaction are as follows:
•	In 2008 Wind Hunter will purchase 108 Mw of turbines (1.5 Mw sized machines) for new projects in the United States

•	During 2009-2012, Wind Hunter has the preferential right to purchase any turbines to be exported by MingYang to North America

•	During 2009-2012, Wind Hunter will have the right to purchase larger capacity turbines if MingYang manufacturers such turbines

•	MingYang will provide maintenance services through a services agreement between the two companies

In response to the establishment of a new business relationship between GreenHunter and MingYang, Mr. ChuanWei Zhang, Chairman of MingYang stated, “I truly believe that the business relationship between GreenHunter and MingYang is a new milestone of wind energy development and cooperation between two countries.”
Commenting on the significance of this new relationship and new venture, Mr. Gary C. Evans, Chairman and CEO of GreenHunter, stated, “The significance of this transaction to our organization is twofold. First, we will now have long-term access to turbine equipment at a time when such equipment is extremely scarce world wide. Secondly, we are excited to be the first company in the United States to employ turbines manufactured in China. After careful analysis and meetings with MingYang’s senior management team, as well as third party engineering consultants, we are most impressed with the quality of their equipment and believe these turbines are “world-class” and will compete very favorably with turbines currently being built from established manufacturers located throughout the United States and Europe.”
First turbine delivery will begin in the first half of 2008. Wind Hunter has several existing sites under development in the U.S. and will choose among this existing inventory for its first wind energy construction project.
GreenHunter Energy is focused on the renewable energy sectors of wind, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico and California, a former waste oil and chemical refinery currently being converted to the nation’s largest biodiesel refinery located in Houston, Texas, and a biomass power plant located in El Centro, California. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company that provides to investors a portfolio of diversified assets in the alternative energy sector.
Forward-Looking Statements
Any statements in this press release about future expectations and prospects for GreenHunter Energy and its business and other statements containing the words “believes”, “anticipates”, “plans”, “expects”, “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Energy undertakes no obligation to update these forward-looking statements in the future.
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For Further Information Contact:
GreenHunter Energy, Inc.
Gary C. Evans
3129 Bass Pro Drive
Grapevine, TX 76051
Tel: (972) 410-1044
gevans@greenhunterenergy.com